Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS 2006 RESULTS

SAN DIEGO, Feb. 14—Accredited Home Lenders Holding Co. (NASDAQ: LEND), a mortgage company specializing in non-prime residential mortgage loans, today announced results for the fourth quarter and year ended December 31, 2006.

Net income for the year ended December 31, 2006 was $57.7 million, or $2.48 per share on a fully-diluted basis, down from $155.4 million and $7.07 per share for the comparable period in 2005. Net loss for the quarter ended December 31, 2006 was ($37.8) million, or ($1.49) per share on a fully-diluted basis, down from net income of $43.3 million for the comparable period in 2005. Reserve balances at December 31 increased $42 million from the end of Q3 2006, reflecting increasing delinquency trends and repurchase activity.

Commenting on the fourth quarter and full-year results for 2006, Accredited’s Chairman and CEO James Konrath said, “For the full year, Accredited achieved positive net income when a number of non-prime mortgage companies either posted losses or exited the business. Results for the fourth quarter were dissatisfying; however, during the quarter we absorbed the bulk of the impact of the Aames merger and continued responding to the current difficult credit environment. We spent much of the quarter completing the integration of Aames’ retail business and continued to implement changes to our underwriting guidelines, both of which negatively affected key profitability drivers such as volume, costs and premiums. We expect the time spent on these priorities will benefit the company in this challenging environment with a stronger retail franchise and improved portfolio performance.”

Mr. Konrath added, “While the current operating environment remains challenging, our seasoned management team, talented employees and bottom-line business model give us confidence that we will navigate successfully through the current conditions.”

Operational and Financial Highlights

•	Closed the Aames merger and completed much of the integration of Aames and Accredited

•	Retail business: Trained all branch and operational personnel on Accredited products, underwriting guidelines and processes, technology systems and incentive plans

•	Servicing: Sold the Aames servicing platform

•	Loans held for Investment: Sold four of the six Aames securitization residual interests, reducing the Aames portfolio from $3.0 billion acquired to $1.2 billion

•	Administrative staff: Consolidated all corporate departments into Accredited’s San Diego headquarters

•	The purchase price in excess of estimated fair value resulted in goodwill of $63 million

•	Continued credit quality initiatives

•	Refocused underwriting and processing staffs

•	Tightened requirements for credit score, loan-to-value, income documentation and product availability

•	Continued to increase reserve balances

•	Provision expense for the five reserve categories totaled $76 million in Q4 2006

•	Actual losses in these five categories were $34 million in the fourth quarter

•	Total reserves increased $42 million from September 30 to December 31

•	Maintained strong liquidity of $345 million at December 31, 2006

•	Issued $56 million of trust preferred securities on January 11, 2007, further strengthening our liquidity position

Financial Summary

(In thousands)	Q4 2006	% Change from Q4 2005	2006	% Change from 2005
Total net revenue	$59,960	(60.1)%	$469,130	(17.5)%
Total operating expenses	120,211	51.1%	368,155	22.2%

Income (loss) before income taxes and minority interest	(60,251)	(185.4)%	100,975	(62.2)%

Net income (loss)	$(37,837)	(187.4)%	$57,669	(62.9)%

Diluted earnings (loss) per share	$(1.49)		$2.48

The decrease in total net revenues from Q4 2005 to Q4 2006 is primarily the result of lower gain on sale premiums on loans sold, higher provisions for repurchases and lower net interest income. Net interest income after provision declined primarily due to lower spreads and increasing provision for losses on loans held for investment and REO.

Total operating expenses increased from $79.6 million in Q4 2005 to $120.2 million in Q4 2006. Salaries, wages and benefits expense increased from $49.3 million in Q4 2005 to $71.4 million in Q4 2006 and general, administrative, and other expenses increased from $30.3 million in Q4 2005 to $48.8 million in Q4 2006. The increases in both of these expense categories were predominantly the result of merging the two companies operations.

Loan Originations

The company originated $3.9 billion of mortgage loans for the quarter ended Q4 2006, compared to $4.7 billion of mortgage loan originations in Q4 2005, a decrease of 18%. Wholesale and retail originations for the quarter represented 77% and 23% of total loan production, respectively, reflecting the impact of the merger on the retail channel.

Volume from the wholesale channel decreased from $4.2 billion in Q4 2005 to $3.0 billion in Q4 2006, a decline of 29.6%. The primary reasons for the lower volume in the wholesale channel were continuation of credit quality initiatives, and pricing and product competition in the wholesale market.

For the same time period, volume from the retail channel increased from $495.0 million in Q4 2005 to $897.3 million in Q4 2006, an increase of 81.3%. The former Aames retail branches originated $493.1 million in loans during Q4 2006. Volume was negatively impacted by lost sales time from training and system conversions, as well as an adjusted product menu and tightened underwriting standards.

The company’s net cost to originate mortgage loans was 1.85% for Q4 2006 compared to 1.35% in Q4 2005. The increase is primarily the result of the decline in volume and the effects of the Aames integration. Additional detail on the calculation of net cost to originate can be found in the Regulation G disclosure tables at the end of this release.

Loan Dispositions

During Q4 2006, $3.3 billion of mortgage loans, including $286 million of loans acquired from Aames, were sold in whole loan sales for cash. In addition, the company sold four of the six residuals acquired from Aames representing loans of $1.7 billion. At the end of the quarter, $2.1 billion of mortgage loans were held for sale and $883 million were held for securitization. The company closed a $760 million asset-backed, on-balance sheet securitization on January 30, 2007.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio totaled $11.0 billion at December 31, 2006. The serviced portfolio increased 13.7% from $9.7 billion at December 31, 2005 primarily because of the additional two Aames securitizations held at year end. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) comprised 7.18% (excluding Aames loans remaining in the portfolio) of the serviced portfolio at December 31, 2006, compared to 5.45% at September 30, 2006. The primary reasons for the increase in 30+ day delinquencies were the aging of the portfolio, higher delinquencies from more recent vintages, and additional delinquency from repurchased loans. Additional details on delinquency trends can be found in the tables at the end of this release.

Liquidity

The company had approximately $7.6 billion in credit and commercial paper facilities at December 31, 2006. At the end of December, the company had used $2.8 billion of the available capacity. The company had $345 million in available cash and liquidity at December 31, 2006, compared to $356 million at December 31, 2005. Additionally, on January 11, 2007, the company completed a $56 million private placement of trust preferred securities through its subsidiary, Accredited Preferred Securities Trust I. The trust preferred securities bear interest at a fixed rate of 9.01% until January 30, 2012, whereupon the rate floats at three-month LIBOR plus 3.95% thereafter until their maturity in January 2037, unless earlier redeemed. The trust preferred securities can be redeemed in whole or in part by the company beginning January 30, 2012 without penalty. The company believes that the issuance of the trust preferred further strengthens its liquidity position.

Adjusted Leverage

In managing its capital structure, the company adds its REIT subsidiary preferred stock, which is reflected as a minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio, which was 12.7 times at December 31, 2006. Additional detail concerning the company’s leverage measures can be found in the Regulation G disclosure tables at the end of this release.

Business Outlook

The company will not issue earnings guidance for 2007 because of the high level of uncertainty surrounding key external conditions that determine profitability. These conditions include:

•	The amount and nature of competition and the effect of industry consolidation on capacity in the non-prime mortgage origination market

•	The overall condition of the real estate market

•	The impact of recent industry changes to products and underwriting standards and practices on originations and the secondary markets

•	Investors appetite for certain whole loan products, whole loan pricing, and posture on loan repurchases

The company expects the current market turbulence will persist through the first half of 2007 and includes the following assumptions:

•	Volume in first quarter to reflect the declining trend from the fourth quarter and seasonality impact

•	Cost to originate higher than fourth quarter levels as a result of lower anticipated volume

•	Continued pressure on whole loan sale premiums in early 2007

•	Repurchases begin to decline by the second quarter reflecting improved credit focus and discipline

Commenting on the company’s outlook for 2007, Mr. Konrath said, “Challenges persist in the current market, which we expect to largely continue through the first half of 2007. Accredited remains committed to being a growth company, and we expect to realize that goal as origination capacity rationalizes and reasonable margins return to the industry. We are cautiously optimistic that conditions for improvement will begin to emerge in the second half of the year. In the meantime, Accredited will remain prudent, nimble and opportunistic.”

Conference Call

Accredited will host a conference call for analysts and investors on February 14 at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the company’s financial results for the fourth quarter and full year 2006. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, corporate communications representative, at mgimenez@accredhome.com or 858.676.2155 to receive details regarding the call.

The call is being web cast and can be accessed live at Accredited’s website – http://investors.accredhome.com. A replay of the conference call will be archived on the website.

Forward-Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s prospect for long-term growth and profitability; statements concerning the company’s loan origination volumes, costs to originate and whole loan sale premiums and the impact of market conditions, competition and tightening underwriting practices and credit standards on those volumes, costs and premiums; overall conditions in the secondary market for mortgage loans, including the rate of repurchases of mortgage loans sold by the company in the secondary market; the impact of the company’s acquisition of Aames Investment Corporation and its ability to realize any synergies, economies of scale and employee gains from the acquisition; as well as to realize the full value of the acquisition, including goodwill; the impact of industry consolidation on the amount and nature of competition; the company’s liquidity; the company’s projected decline in loan originations; ; the credit quality of the company’s loan portfolio; predictions concerning the credit quality of the company’s loan portfolio; and the company’s anticipated reserve levels, levels of repurchases and premium recapture, and loss experience; the company’s outlook on the competitive, regulatory and real estate environments, generally, and the impact that those environments will have on weighted average coupons, margins and whole loan sale premiums. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: the ability of the company to achieve synergies and, economies of scale from its merger with Aames; the company’s ability to attract and retain qualified personnel; interest rate volatility and the level of interest rates generally; fluctuations in the real estate markets generally; the nature and amount of competition, the availability of alternative loan products not offered by the company, and the nature and characteristics of the loans originated by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and other documents filed with the SEC.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the United States and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com

Financial Summary

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2006	2005	2006	2005
Condensed Statement of Operations
Interest income	$203,317	$179,912	$810,167	$610,107
Interest expense	(142,774)	(102,930)	(520,081)	(309,953)

Net Interest income	60,543	76,982	290,086	300,154
Provision for losses	(31,996)	(16,515)	(71,270)	(62,892)

Net interest income after provision	28,547	60,467	218,816	237,262
Gain on sale of loans	21,682	85,307	220,196	313,105
Other income	9,731	4,325	30,118	18,206

Total net revenues	59,960	150,099	469,130	568,573

Salaries, wages and benefits	71,413	49,299	222,784	189,801
General, administrative, and other expenses	48,798	30,255	145,371	111,376

Total operating expenses	120,211	79,554	368,155	301,177

Income (loss) before income taxes and minority interest	(60,251)	70,545	100,975	267,396
Income tax provision (benefit)	(24,909)	24,769	33,328	101,986
Minority interest - dividends on preferred stock of subsidiary	2,495	2,495	9,978	9,978

Net income (loss)	$(37,837)	$43,281	$57,669	$155,432

Basic earnings (loss) per share	$(1.49)	$2.03	$2.55	$7.37

Diluted earnings (loss) per share	$(1.49)	$1.96	$2.48	$7.07

Weighted average shares outstanding:
Basic	25,478	21,339	22,611	21,097

Diluted	25,478	22,100	23,234	21,990

Other Data:

Originations:
Wholesale	$2,973,691	$4,225,653	$13,396,431	$14,947,003
Retail (1)	897,236	494,974	2,370,392	1,635,637

Total mortgage loan originations	$3,870,927	$4,720,627	$15,766,823	$16,582,640

Weighted average coupon rate of mortgage loan originations	8.19%	8.09%	8.43%	7.77%
Weighted average credit score (2)	630	641	635	639

Loan sales and securitizations:
Whole loan sales:
Accredited	$2,973,514	$3,521,765	$13,359,125	$11,437,635
Aames	286,449	—	286,449	—

Total whole loan sales:	3,259,963	3,521,765	13,645,574	11,437,635
Mortgage loans securitized	—	1,195,114	2,404,072	4,240,194

Total loan sales and securitizations	$3,259,963	$4,716,879	$16,049,646	$15,677,829

Total number of employees at period end			4,196	2,762

(1)	Includes $491 million in loans originated by former Aames retail branches in Q4 2006.
(2)	Represents borrowers’ credit score at origination obtained from one or more of the three principal credit bureaus. Weighted average FICO scores shown do not include Canada volume.

Key Operating Metrics

(Unaudited)

	Year Ended December 31, 2006	Quarter Ended
		Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005
Net profit margin on whole loan sales
Gain on whole loan sales
Gain on premium whole loan sales (1)	2.18%	1.90%	2.30%	2.26%	2.20%	2.41%
Net gain (loss) on derivatives (1)	0.04%	(0.13)%	(0.20)%	0.35%	0.14%	0.23%

Net gain on premium whole loan sales (1)	2.22%	1.77%	2.10%	2.61%	2.34%	2.64%
Impact of discount sales	(0.29)%	(0.37)%	(0.24)%	(0.31)%	(0.24)%	(0.12)%

Net gain on whole loan sales (2)	1.93%	1.40%	1.86%	2.30%	2.10%	2.52%
Cost to originate (3)
Net origination points and fees	0.85%	1.22%	0.67%	0.80%	0.76%	0.59%
Loan origination expenses	(2.43)%	(3.07)%	(2.20)%	(2.14)%	(2.36)%	(1.94)%

Net cost to originate	(1.58)%	(1.85)%	(1.53)%	(1.34)%	(1.60)%	(1.35)%

Net profit margin on whole loan sales	0.35%	(0.45)%	0.33%	0.96%	0.50%	1.17%

	Year Ended December 31, 2006	Quarter Ended
		Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005
Net interest margin components (4)
Warehouse
Interest income	8.07%	7.77%	8.26%	8.10%	8.15%	7.71%
Interest expense	(5.58)%	(5.75)%	(5.84)%	(5.63)%	(5.18)%	(4.85)%
Commitment fees expense	(0.20)%	(0.16)%	(0.29)%	(0.19)%	(0.20)%	(0.18)%

Spread	2.29%	1.86%	2.13%	2.28%	2.77%	2.68%

Average loan balance (in millions)	$3,368	$3,546	$2,761	$3,537	$3,645	$3,344
Securitizations (5)
Interest income	7.05%	7.03%	7.15%	7.09%	6.95%	6.87%
Prepayment penalty and other income	0.77%	0.60%	0.93%	0.79%	0.75%	0.84%
Interest expense	(5.20)%	(5.43)%	(5.43)%	(5.11)%	(4.70)%	(4.45)%
Hedging gains and bond issue cost amortization	0.27%	0.12%	0.24%	0.41%	0.28%	0.10%

Spread	2.89%	2.32%	2.89%	3.18%	3.28%	3.36%
Average loan balance (in millions)	$6,867	$6,997	$7,441	$6,772	$6,242	$5,990
Net Interest Margin	2.88%	2.36%	2.83%	3.08%	3.31%	3.39%

(1)	The percentages are calculated based upon the respective amounts divided by total premium whole loans sales. Whole loan sales of Aames loans have been excluded from the calculation due to purchase accounting. See reconciliation table on page 12.
(2)	The percentages are calculated based upon the respective amounts divided by total whole loans sales, excluding Aames whole loan sales. Whole loan sales of Aames loans have been excluded from the calculation due to purchase accounting. See reconciliation table on page 12.
(3)	Net cost to originate is defined as total operating expenses, less loan servicing costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes divided by total loan originations. See reconciliation table on page 13.
(4)	Interest income and interest expense are shown as annualized percentages of the average outstanding balances of mortgage loans and debt, respectively. Net interest margin is interest income less interest expense, expressed as an annualized percentage of the average outstanding balance of mortgage loans.
(5)	Interest spread on securitizations excludes the interest spread / accretion on the securitizations acquired from Aames. In accordance with purchase accounting, we recorded accretion on Aames securitizations for Q4 2006 of $1 million, which is included in interest income on the statement of operations, but is excluded from this calculation.

Reserves Summary (1)

(Unaudited)

	Quarter Ended			Year Ended December 31,
(In thousands)	Q4 2006	Q4 2005	% Change	2006	2005	% Change
Provisions:
Loans held for investment	$15,008	$12,033	25%	$34,262	$50,714	(32%)
REO	16,988	4,482	279%	37,007	12,178	204%

Provision for losses	31,996	16,515	94%	71,269	62,892	13%

Market valuation (LOCOM)	27,297	2,297	2,635%	64,978	6,034	977%
Repurchase	13,057	1,143	1,042%	26,628	4,120	546%
Premium recapture	3,411	4,393	(22%)	11,457	8,318	38%

Provision for losses on sales	43,765	7,833	881%	103,063	18,472	458%

Total provision for loan losses	$75,761	$24,348	261%	$174,332	$81,364	114%

Balances at December 31,	2006	2005	% Change
Reserves:
Market valuation (LOCOM)	$36,524	$17,779	105%
Loans held for investment	138,250	106,017	30%
REO	27,275	10,724	154%
Repurchase	26,797	7,434	261%
Premium recapture	4,798	3,317	45%

Total reserves	$233,644	$145,271	61%

(1)	The provision for loan losses for Q4 2006 excludes provisions for Aames loans due to purchase accounting. The balances of reserves at December 31, 2006 exclude Aames reserves for consistency of presentation within this table.

Servicing, Delinquencies & Losses

(Unaudited)

Servicing Portfolio				Accredited only
	Dec 31, 2006			Sept 30, 2006	June 30, 2006	Mar 31, 2006	Dec 31, 2005
(In millions)	Accredited	Aames	Combined
Loans held for sale and securitization	$2,886	$138	$3,024	$2,007	$1,907	$2,592	$3,168
Loans securitized	6,619	1,198	7,817	7,252	7,494	6,896	6,422
Real estate owned (REO)	116	29	145	70	53	34	26
Loans serviced for others	61	—	61	65	74	82	90

Total serviced portfolio at period end	$9,682	$1,365	$11,047	$9,394	$9,528	$9,604	$9,706

30+ Day Delinquencies (1)

Loans held for sale and securitization	8.21%	33.26%	9.47%	8.61%	6.04%	2.79%	2.36%
Loans securitized	6.66%	13.77%	7.74%	4.50%	3.10%	2.72%	2.76%

Total owned	7.11%	15.90%	8.20%	5.36%	3.69%	2.74%	2.36%
Loans serviced for others	18.39%	—	18.39%	18.39%	17.11%	15.82%	16.55%

Total 30+ day delinquencies	7.18%	15.90%	8.26%	5.44%	3.76%	2.85%	2.49%

Annualized losses(2)	0.83%	1.01%	0.84%	0.53%	0.41%	0.25%	0.30%

(1)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into REO
(2)	The percentages are calculated based upon the respective loss amounts on the serviced portfolio for the quarter ended, divided by the average servicing portfolio during the period, reflected on an annualized basis. Total losses for Accredited in 2006 were 0.50%.

Opening Balance Sheet & Goodwill Summary

October 1, 2006

(Unaudited)

(In thousands)	Aames (1)	Accredited	Purchase Transaction		Combined
Cash and cash equivalents	$90,610	$513,817		$(77,591)	$526,836
Accrued interest receivable	18,701	43,502			62,203
Loans held for sale	426,107	1,842,248			2,268,355
Loans held for investment	2,962,561	7,230,511			10,193,072
Derivative assets	16,019	68,953			84,972
Goodwill				63,116	63,116
REO	36,172	52,468			88,640
Deferred taxes	86,568	98,566		13,068	198,202
Other assets	38,021	122,480			160,501

Total Assets	$3,674,759	$9,972,545		$(1,407)	$13,645,897

Credit facilities	$390,969	$2,046,208	$		$2,437,177
Securitization bond financing	3,010,008	7,050,283			10,060,291
Repurchase reserve	54,904	22,295			77,199
Other liabilities	23,003	104,926		37,057	164,986

Total Liabilities	3,478,884	9,223,712		37,057	12,739,653
Minority interest—preferred securities of subsidiary		97,922			97,922
Total Stockholders’ Equity	195,875	650,911		(38,464)	808,322

Total Liabilities and Stockholders’ Equity	$3,674,759	$9,972,545		$(1,407)	$13,645,897

(1) Reflects Aames opening balance sheet at fair value at October 1, 2006

Goodwill Summary
(In thousands)
Purchase price:
Cash					$77,591
Stock					157,411

Total					235,002

Book value of Aames equity acquired				$210,590
Fair value adjustments, net of tax				(14,715)

Adjusted book value of Aames equity acquired				$195,875	(195,875)

Transaction costs ($37,057 net of taxes of $13,068)					23,989

Goodwill					$63,116

Condensed Balance Sheet

(Unaudited)

(In thousands)	December 31, 2006		December 31, 2005
Cash and cash equivalents		$173,097	$44,714
Restricted cash		96,758	46,207
Accrued interest receivable		45,053	42,878
Mortgage loans held for sale, net	(1)	2,071,795	2,252,252
Mortgage loans held for investment, net	(2)	8,515,694	7,195,872
Derivative assets, including margin account		81,606	89,409
Goodwill	(3)	63,116	—
REO, net of valuation allowance	(4)	97,375	16,087
Deferred tax asset	(5)	212,027	68,024
Other assets		138,818	97,803

Total Assets		$11,495,339	$9,853,246

Credit facilities		$2,786,077	$2,805,119
Securitization bond financing	(6)	7,648,778	6,240,820
Repurchase reserve	(7)	81,701	7,434
Other liabilities		141,902	148,539

Total Liabilities		10,658,458	9,201,912
Minority interest - preferred securities of subsidiary		97,922	97,922
Total Stockholders’ Equity		738,959	553,412

Total Liabilities and Stockholders’ Equity		$11,495,339	$9,853,246

(1)	Includes $118 million in remaining Aames loans held for sale
(2)	Includes $1.2 billion in remaining Aames loans held for investment
(3)	See details of goodwill calculation on page 10
(4)	Includes $29 million in remaining Aames real estate owned
(5)	Includes $87 million in deferred tax assets related to Aames operations
(6)	Includes $1.2 billion in remaining Aames securitized bond financing
(7)	Includes $55 million in repurchase reserve related to loans sold to investors by Aames prior to merger

Regulation G Disclosures

Information on the gain on sale of mortgage loans, net cost to originate and adjusted leverage appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.” Management believes that these calculations, taken in context with the other information reported in this release, provide investors with a better understanding of the efficiency of the company’s loan generating platform and the relevant measurement of the company’s debt level. A reconciliation of how the gain on sale of mortgage loans, net cost to originate and adjusted leverage are calculated is set forth below.

Gain on Sale of Mortgage Loans (1)

	Year Ended December 31, 2006	Quarter Ended
(In thousands)		Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005
Whole loan sales:

Premium whole loan sales	$12,887,679	$2,899,714	$3,541,785	$3,545,442	$2,900,735	$3,482,585

Discount whole loan sales	471,447	73,800	128,568	129,281	139,799	39,180

Total whole loan sales	$13,359,125	$2,973,514	$3,670,353	$3,674,723	$3,040,534	$3,521,765

Gain on whole loan sales	$280,396	$55,197	$81,350	$79,991	$63,858	$84,079

Loss on discount sales	(27,735)	(9,721)	(6,214)	(7,836)	(3,964)	(3,374)

Net gain (loss) on derivatives	5,554	(3,816)	(6,951)	12,317	4,004	7,967

Net gain on whole loan sales	258,215	41,659	68,185	84,472	63,898	88,672

As a % of whole loan sales	1.93%	1.40%	1.86%	2.30%	2.10%	2.52%

Provision for losses on sales:

Market valuation (LOCOM)	(64,978)	(27,297)	(22,765)	(15,612)	696	(2,297)

Repurchase and premium recapture on loans sold	(38,085)	(16,468)	(14,475)	(3,989)	(3,153)	(5,536)

	(103,062)	(43,765)	(37,240)	(19,601)	(2,457)	(7,833)

Add back: Loss on discount sales (2)	27,735	9,721	6,214	7,836	3,964	3,374

Net origination points and fees	85,085	23,317	22,475	20,757	18,538	14,681

Direct loan origination fees (expenses), net	(47,777)	(9,251)	(12,346)	(12,792)	(13,391)	(13,587)

Net gain on sale of mortgage loans per financials	$220,196	$21,682	$47,288	$80,673	$70,552	$85,307

(1)	Net gain on sale of mortgage loans excludes gains from sale of Aames loans in accordance with purchase accounting guidelines. Premium, discount and total whole loan sales also exclude Aames whole loan sale transactions.
(2)	Loss on discount sales is added back to the calculation since it is deducted from net premium received on whole loan sales and is also included in the market valuation (LOCOM) provision for losses on sales.

Regulation G Disclosures (continued)

Net Cost to Originate

(In thousands)	Year Ended December 31, 2006	Quarter Ended
		Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005
Total mortgage loan originations	$15,766,823	$3,870,927	$4,229,041	$4,079,195	$3,587,541	$4,720,627

Total operating expenses	$368,155	$120,211	$88,135	$81,150	$78,659	$79,554
Add: Deferred direct loan origination expenses	52,779	12,503	13,416	14,063	12,798	17,888
Less: Servicing cost (1)	(37,493)	(13,966)	(8,534)	(8,042)	(6,947)	(5,698)

Loan origination expenses	383,442	118,748	93,017	87,171	84,510	91,744
As a % of originations	2.43%	3.07%	2.20%	2.14%	2.36%	1.94%

Less: Deferred net origination points and fees	(135,024)	(46,974)	(28,236)	(32,706)	(27,219)	(27,907)

Net cost to originate (2)	$248,418	$71,774	$64,781	$54,465	$57,291	$63,837

As a % of originations	1.58%	1.85%	1.53%	1.34%	1.60%	1.35%

(1)	Servicing cost consists of direct expenses and allocated corporate overhead included in operating expenses of the servicing unit.
(2)	The $71.8 million in Q4 2006 includes approximately $5 million in non-recurring merger transition expenses, which, if excluded from the calculation, would reflect a net cost to originate of 1.72% in Q4 2006.

Adjusted Leverage

(In thousands)	December 31, 2006	December 31, 2005

Total Liabilities	$10,658,458	$9,201,912

Minority Interest – preferred securities of subsidiary	$97,922	$97,922
Total Stockholders’ Equity	739,956	553,412

Total Minority Interest and Stockholders’ Equity	$837,878	$651,334

Ratio of Total Liabilities divided by Total Minority Interest and Stockholders’ Equity	12.7	14.1

Ratio of Total Liabilities divided by Total Stockholders’ Equity	14.4	16.6